Exhibit 10.15

ALLIANT ENERGY

Form of Relocation Reimbursement Agreement

Instructions: In order to receive Relocation Benefits, this employee Reimbursement Agreement must be signed and returned to us prior to commencement of any benefits.
Employee Name (hereinafter “Employee):
Transfer/ Start Date:

This agreement is effective on the date you sign the agreement. It is between an individual, Employee, and the Alliant Energy entity who will be the Employee’s employer (i.e., Alliant Energy Corporate Services, Interstate Power and Light Company, or Wisconsin Power and Light Company) (hereinafter “Employer’).

Employee’s new position with the Employer is:
Employer has agreed to these relocation benefits (minus all applicable taxes):

The purpose of these benefits is to assist the Employee and the Employee’s household members to relocate to the Employee’s new work location. In consideration of the Employer’s relocation benefit, the Employee agrees to reimburse Employer a percentage of the amount of the relocation benefit in the event Employee’s employment is voluntarily terminated by the Employee within two (2) years from the transfer/start date. Employee agrees and authorizes that the applicable reimbursement amount, based on the chart below, may be deducted from Employee's final paycheck. If the amount due exceeds Employee's final paycheck, Employee agrees to pay Employer the balance within thirty (30) days of Employee's separation from employment.

The Employee specifically agrees and acknowledges that employment with the Employer is one of "at will" and this document does not create a contract of employment. The Employee also specifically agrees and acknowledges that receipt of relocation benefits does not extend or guarantee employment in any way or for any specified period of time.

If the Employee’s employment with the Employer terminates in accordance with the above paragraphs any time prior to two (2) years from the transfer/start date, the Employee will reimburse the Employer within 30 days of separation as set forth in the schedule below:

Length of Service from Transfer/Start Date	Reimbursement Requirement
Up to 13 months	100%
13 months but less than 14 months	95%
14 months but less than 15 months	90%
15 months but less than 16 months	85%
16 months but less than 17 months	80%
17 months but less than 18 months	75%
18 months but less than 19 months	70%
19 months but less than 20 months	65%
20 months but less than 21 months	60%
21 months but less than 22 months	55%
22 months but less than 23 months	50%
23 months but less than 24 months	45%
24 months or more	0%

Employee Signature:

Employee Name (Please print):	Date Signed: